UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2016

Zenosense, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-54936	26-3257291
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Avda Cortes Valencianas 58, Planta 5 46015 Valencia, Spain	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 34 960454202

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

Amendment to MML Subscription and Shareholders’ Agreement

On September 29, 2016, Zenosense, Inc. (the “Company”) entered into an amendment (the “Amendment”) to a Subscription and Shareholders’ Agreement (the “Original Agreement”), dated June 20, 2016, relating to the Company’s Joint Venture vehicle, MIDS Medical Limited (“MML”).

The Original Agreement provided for a series of payments (the “Phase 1 Payments”) from the Company to MML. The first payment of $130,000 was made on June 20, 2016 by the Company to MML. Subsequently the expenditure by MML has been less than the estimated amount due to the actual scheduling of costs and certain subcontractor unavailability during the summer period, allowing for the postponement of certain anticipated Phase 1 Payments. The outstanding Phase 1 Payments have been amended by the Amendment to be payable in the following amounts on these dates: (a) on September 30, 2016, a payment of $30,000; (b) on or before October 30, 2016, a payment of $110,000; (c) on or before November 30, 2016, a payment of $152,500; (d) on or before January 30, 2017 a payment of $152,500; and (e) on or before March 31, 2017, a payment of $75,000, making the aggregated Phrase 1 Payments, including the first payment of $130,000, equal to $650,000. All other provisions and terms of the Original Agreement remain in force.

Amendment to Share Purchase Agreement and Convertible Notes

Pursuant to that certain securities purchase agreement between the Company and an investor (the “Investor”), dated June 6, 2016 (the “SPA”), an amount of $180,000 (the “First Commitment Loan”) was payable to the Company on or prior to September 20, 2016, as a part of four commitment loans (the “Commitment Loans”). As of September 29, 2016, the First Commitment Loan was not made by the Investor.

On September 29, 2016, the Company issued an unsecured convertible note (the “Note”) in the principal amount of $60,000 (the “October Amount”), to the holder of the Company’s senior notes (the “Holder”), in exchange of a loan of $60,000.  Under the Note, the Company has also granted an option (the “Option Loans”) to the Holder to provide four additional unsecured convertible loans (each a “Conversion Amount”) to the Company: (a) on or before October 31, 2016, a Conversion Amount of $140,000; (b) on or before November 30, 2016, a Conversion Amount of $170,000 (c) on or before January 31, 2016, a Conversion Amount of $180,000; and (d) on or before March 31, 2017, a Conversion Amount of $100,000.

Simultaneously with the execution of the Note, the Investor, the Company and the Holder entered into an amendment to the SPA pursuant to which the Investor, the Holder and the Company agreed that should the Holder elect to provide the Option Loans, the Investor will not be required to, nor will it be permitted to, provide the Commitment Loans. In the event the Holder does not provide the Option Loans, the Investor will be required to provide the Commitment Loans in an amended aggregate amount of $580,000, on dates and in amounts to be agreed between the Investor and the Company.

All other terms and conditions of both the Option Loans and the October Amount (collectively the “New Loans”) are the same as the Commitment Loans (conversion and floor prices having been adjusted in line with the terms of the Commitment Loans at the time of the reverse stock split completed on August 4, 2016), and bear an interest rate of 10% per annum based on a 360 day year and are due 4 years from the issuance date (the “Maturity Date”). The Company may, at any time prior to the Maturity Date, prepay any unconverted amount of each respective New Loans in full or in part. The Holder may, at any time prior to the Maturity Date of each respective New Loans, convert any or all of the Conversion Amounts into shares of common stock of the Company (the “Common Stock”) at either (a) $0.07 per share (subject to adjustment), or (b) a 15% discount to the 10-day Volume Weighted Average Price, provided that any such conversion is not at a price of less than $0.035 per share (subject to adjustment). In either scenario the total number of shares of Common Stock issued on conversion may not cause the total beneficial ownership by the Investor and its affiliates to exceed 4.99% of the outstanding shares of Common Stock. On the Maturity Date of each respective New Loans any outstanding amount shall automatically and mandatorily convert into Common Stock at a price of $0.07 per share (subject to adjustment). The Note also contains standard anti-dilution provisions.

The securities issued and to be issued under the Note are not and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and therefore may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. The securities will bear an appropriate restrictive legend. The securities were issued in reliance upon the exemption from registration provided by Section 4(2) of Regulation D of the Securities Act to a sophisticated, non-United States based, accredited investor.

Item 2.03                      Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 of this Report is incorporated by reference into this item.

 Item 3.02                     Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZENOSENSE, INC.
Date: October 6, 2016	By:	/s/ Carlos Jose Gil
Carlos Jose Gil, President and Chief Executive Officer